UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2006

Chicago Mercantile Exchange Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-33379	36-4459170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 South Wacker Drive, Chicago, Illinois 60606

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (312) 930-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 17, 2006, Chicago Mercantile Exchange Holdings Inc. (“CME”) and CBOT Holdings, Inc. (“CBOT”) issued a joint press release announcing that they had entered into an Agreement and Plan of Merger (the “Merger Agreement”) relating to the acquisition of CBOT by CME and the other matters described therein. Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, CBOT stockholders will have the right to receive 0.3006 shares of CME Class A common stock per share of CBOT Class A common stock (the exchange ratio) or to elect an amount in cash per share equal to the value of the exchange ratio based on a ten day average of closing prices of CME common stock at the time of the merger. The cash portion of the consideration is subject to a $3 billion aggregate limit and will be subject to proration if cash otherwise payable would exceed that limitation. Subject to an affirmative vote by CME and CBOT stockholders, normal regulatory approvals and other closing conditions, the transaction is expected to close by mid-year 2007.

A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information required by Item 1.01 will be filed in a separate Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Joint press release of CME and CBOT, dated October 17, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chicago Mercantile Exchange Holdings Inc.

By:	/s/ Kathleen M. Cronin
Kathleen M. Cronin
Managing Director, General Counsel and
Corporate Secretary

Dated: October 17, 2006

EXHIBIT INDEX

Exhibit Number	Description
99.1	Joint press release of CME and CBOT, dated October 17, 2006.